Strategic Alliance Agreement

This Strategic Alliance Agreement (“Agreement”), is entered into on June 10, 2013, by and between AIA International Limited Taiwan Branch, a corporation duly organized and existing under the laws of Republic of China (Taiwan) (“AIATW”), and Action Holdings Financial Limited, a corporation duly organized and existing under the laws of British Virgin Islands, having its principal office at TrustNet Chamber, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (“Action”).

WHEREAS, both parties desire to strengthen cooperation between the parties; and

WHEREAS, the insurance agent company and insurance broker company invested by Action or the holding company of Action, China United Insurance Service, Inc. (“CUIS”), are willing to promote life insurance business provided by AIATW in the territory of Taiwan.

NOW THEREFORE, in consideration of the premises and mutual promises set forth herein, the parties, intending to be legally bound, hereby agree as follows:

1. Purpose

Action will coordinate and urge the invested insurance agent company and insurance broker company to promote life insurance business provided by AIATW in the territory of Taiwan and AIATW agrees to pay Execution Fees (defined as below) to Action in return in accordance with the terms and conditions of this Agreement and applicable laws and regulations.

2. Content

Action shall urge the insurance agent company and insurance broker company invested by itself or CUIS and approved by the competent authority (hereinafter the “Appointed Broker/Agent” as listed in the addendum no.1 to this Agreement; or any other new invested insurance broker company or insurance agent company by Action or CUIS may be added to Appointed Broker/Agent with written consent by AIATW) to execute broker/agent agreement with AIATW and assist such Appointed Broker/Agent to negotiate insurance contract with respect to the executed agent agreement with AIATW.

The amount of the first year premium (hereinafter "AFYP") of the insurance contracts negotiated by Appointed Broker/Agent and underwritten by AIATW in each contract year shall be calculated based on the recognized portion agreed upon by both parties, such amount shall meet the sales target defined in Article 6 in this Agreement and the 13-month persistency ratio of such insurance contracts shall also meet the target indicators defined in Article 6 in this Agreement.

3. Term

This Agreement is effective from June 1, 2013 and to be continue in full force and effect until 31st May 2018.

4. Execution Fees

AIATW shall pay Action the Execution Fee in the amount of NT 250,000,000 for this Agreement.

5. Payment Term

The payment term of Execution Fees in Article 4 of this Agreement shall be agreed separately in writing by both parties.

6. Sales Target and 13-Month Persistency Ratio (P) Indicators

6.1 The amount of AFYP, calculated based on the recognized portion, for each contract year of the new insurance contract negotiated by Appointed Broker/Agent and underwritten by AIATW according to Article 2 shall meet the sales targets as below.

Contract Year	Sales Target
First Year (June 1st, 2013- May 31st,2014)	NT 600,000,000
Second Year (June 1st, 2014- May 31st,2015)	NT 700,000,000
Third Year (June 1st, 2015- May 31st,2016)	NT 800,000,000
Forth Year (June 1st, 2016- May 31st,2017)	NT 900,000,000
Fifth Year (June 1st, 2017- May 31st,2018)	NT 1,000,000,000

6.2 The AFYP in the insurance contract agreed in above Article shall be deducted from premiums returned to the policyholder due to the insurance contract is revoked, invalid or terminated; in the event of any fees returned because of termination, suspension and reduce of the sum insured, then the target shall be calculated according to the portion of premium received by AIATW actually.

6.3 The portion of recognition in Article 6.1 will be negotiated and agreed separately by both parties in writing.

6.4 The 13-Month Persistency Ratio (P) Indicators set out in insurance contract negotiated by Appointed Broker/Agent and agreed by AIATW pursuant to Article 2 of this Agreement shall be more than 80%.

7. Return of Execution Fees

7.1 AIATW will calculate and recognize the AFYP and 13-Month Persistency Ratio (P) Indicators at the end of each contract year and inform Action the result within one month. Action agrees to return portion of the Execution Fees to AIATW within one month of receipt of the notice sent by AIATW if Action fails to meet the targets set forth in Article 6. AIATW retains the right to offset such amount against the amount payable by it to Action.

7.2 The formula for calculating the returned Execution Fees to AIATW pursuant to Article 7.1 is agreed as follows:

(i) First Year

A. "Annual Target Achievement Rate" is 49% -0%. Action shall return NT 50 million to AIATW.

B. "Annual Target Achievement Rate" is 99% -50%. Action shall return certain amount to AIATW by the following formula: NT 50 million x (1 - Target Achievement Rate) (round to the nearest whole number; same as below)

C. The formula for calculating "Annual Target Achievement Rate" is:

AFYP of first year/Sale Target of first year

(ii) Second Year to Fifth year

From the end of the second contract year, AIATW will calculate and recognize the accumulated AFYP of the insurance contracts negotiated by each Appointed Broker/Agent and agreed by AIATW every year from the first contract year to the end of the current year (hereinafter referred to as "Cumulative Year") and calculate "Accumulated Annual Target Achievement Rate" as accumulated AFYP/accumulated Sales Target:

A. "Accumulated Annual Target Achievement Rate" is 49% -0%. Action shall return certain amount to AIATW by the following formula: NT 50 million x cumulative number of years – the Execution Fees shall be returned to AIATW pursuant to Article 7.2 (i) A and B.

B. "Accumulated Annual Target Achievement Rate" is 99% -50%. Action shall return certain amount to AIATW by the following formula: NT 50 million x cumulative number of years x (1 - cumulative performance target achievement rate) - the Execution Fees shall be returned to AIATW pursuant to Article 7.2 (i) A and B. In case the value calculated as described above is less than zero, AIATW shall compensate Action the difference.

C. "Accumulated Annual Target Achievement Rate" is over 100%. AIATW shall pay back the returned Execution Fees which has be returned to AIATW pursuant to Article 7.2 (i) A and B.

7.3 In the event at Action fails to meet the 13-Month Persistency Ratio (P) Indicators set forth in Article 7.1, the returned Execution Fees shall be calculated as NT 50 million x ratio (%) of returned Execution Fees. The aforementioned ratio (%) of returned Execution Fees is agreed as the following table:

13-Month Persistency Ratio (P) Indicators	Ratio of returned Execution Fees (%)
P >= 80%	0%
70% <= P < 80%	10%
60% <= P < 70%	20%
P < 60%	30%

7.4 If the Sales Target and 13-Month Persistency Ratio (P) Indicators have not been reached by Action simultaneously, the returned Execution Fee based on Article 7.2 and 7.3 shall be limited to whichever is higher.

7.5 This Article shall survive the termination or expiration of this Agreement.

8. Termination

8.1 Either party shall not terminate this Agreement for any reason. In the event that AIATW breaches this provision, the Execution Fees received by Action according to Article 4 will be deemed as the damages of Action and such amount is not refundable; in the contrast, Action shall return the received Execution Fees to AIATW and be responsible for the damages arising out of any violation of Action to this provision.

8.2 Either party may, at its option, immediately terminate this Agreement upon written notice to the other party in the event that:

(i) If either party is in the situation such as bankruptcy, liquidation, dissolution, reorganization or suspension; or if either party of this Agreement or its creditors appeals to court , chamber of commerce or the competent authority for its bankruptcy, liquidation, dissolution, reorganization or suspension;;

(ii) if the other party breaches any material term of this Agreement and fails to cure that breach within thirty (30) days after notice thereof from the non-breaching party or such breach is not curable;

(iii) any termination based on applicable laws or regulations or by a order issued by the competent authority ; or

(iv) any termination, suspension, and prohibition to any performance activities for this Agreement ordered by the competent authority.

8.3 Upon the termination of this Agreement due to above Article 8.2, both parties agree to recalculate the Execution Fees according to following formula:

Executed Fee x [1-(Accumulated First Year Premium (“AFYP”)/Total Sales Target]-the amount of Execution Fees returned by Action according to Article 7.1

p.s. The sale target of the year of termination shall be calculated by the portion of passed period in the current year.

Upon the amount is grated than zero settled by above formula, Action shall return such amount to AIATW within one month of termination of this Agreement; in the contrast, AIATW shall make the payment of such amount to Action within one month of termination of this Agreement.

8.4 The rights and obligations of the parties incurred prior to the termination of this Agreement will survive the termination of this Agreement.

8.5 Any broker or agent agreement which has been executed by AIATW and each single Appointed Broker/Agent shall not be influenced by the termination or expiration of this Agreement. All rights and obligations between AIATW and each single Appointed Broker/Agent shall be still managed pursuant to relevant provisions of such broker or agent agreement.

9. Relationship

9.1 Except as otherwise stipulated in applicable laws and regulations or other contracts, the parties are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between the parties. Neither party will have any right or obligations to the business operations of the other party.

9.2 Neither party will have the power to bind the other party or to incur any obligations on its behalf, without the other party’s prior written consent.

9.3 All rights and obligations ruled in this Agreement will be exclusive to the parties. Each party may not assign or transfer this Agreement, in whole or in part, or in other form, without the other party’s express prior written consent, to any third party.

10. Company Change

Subject to the organization change, dissolution, statutory consolidation, chattel pledge or transfer of assets, the rights and obligations under this Agreement shall be notified to the new, consolidated or assigned company and this Agreement will bind and inure to the benefit of each party's permitted successors and assigns.

11. Confidentiality

Either party shall not disclose content of this Agreement or any information related to this Agreement without the written approval of the other party. Each party and its involved employees will use all reasonable efforts to maintain the confidentiality of all of information, but in no event less than the efforts that it ordinarily uses with respect to its own confidential information of similar nature and importance.

12. Amendment

Any waiver, modification, addendum or amendment of any provision of this Agreement will be effective only if in writing and signed by duly authorized representatives of each party. Notwithstanding above, any modification or amendment of this Agreement will be effective and be part of this Agreement if either party send written notice to the other party with modified or amended content in accordance with the applicable laws and regulations or requirement issued by competent authority.

13. Liability for Breach of Contract

Each party shall indemnify, defend and hold harmless the other party from and against all claims, actions, liabilities, expenses, damages and costs, including, but not limited to, reasonable attorneys’ fees, that may be incurred by reason of any breach of this Agreement. The amount needs to be paid by the non-violating party may be offset against such damages. Any damages to any third party incurred by any breach of this Agreement, the violating party shall be liable for such damages.

14. Communications

Any notice or requirements under this Agreement will be deemed given having been sent by writing to the physical address and contact window provided in this Agreement as below:

Contact person of AIATW:

Name: Wen-Cheng, Hou

Title: Channel Chief

Tel: 02-6605-8698

Fax: 02-2735-7393

Address: 17F., No.333, Sec. 2, Dunhua S. Rd., Da’an Dist., Taipei City 106, Taiwan (R.O.C.)

Contact person of Action:

Name: Hui-Xian, Chao

Title: General Manager

Tel: 02-2545-5970

Fax: 02-2719-1974

Address: 7F., No.311, Sec. 3, Nanjing E. Rd., Songshan Dist., Taipei City 105, Taiwan (R.O.C.)

15. Effective Date

15.1 The parties have caused this Agreement to be executed by their duly authorized representatives, and shall become effective from the commence day set forth in Article 3 of this Agreement.

15.2 The rights and obligations of the parties under Articles 7, 8, 10, 11 and 13 will survive the termination or expiration of this Agreement.

16. Effects

If any part, term, or provision of this Agreement shall be found illegal, invalid or in conflict with any applicable law, the validity of the remaining provisions hereof shall not be affected thereby. However, this Agreement may be invalid in the event that such part, term or provision of this Agreement will influence the overall performance of this Agreement.

17. Jurisdiction

17.1 This Agreement will be governed by and construed in accordance with the laws of Republic of China. The parties agree that this Agreement or all disputes arising out of this Agreement, which will be settled in good faith.

17.2 Any disputes arising out of this Agreement, with the consent of AIATW, shall be resolved by arbitration in Taipei under the arbitration rules of Taiwan. The parties irrevocably agree that all disputes arising in any way out of this Agreement which may be resolved by lawsuit will be submitted to District Court of Taipei, Taiwan as the first instance court.

18. Addendum

18.1 This Agreement, including all appendices and attachments hereto, constitutes the complete and exclusive understanding and agreement between the parties regarding its subject matter and supersedes all prior or contemporaneous agreements or understandings, whether written or oral, relating to its subject matter.

18.2 In the event of any conflict between any addendum and this Agreement, this Agreement shall prevail.

19. Copies

This Agreement will be executed in two copies; one for each party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written hereinabove.

American International Assurance Company(Bermuda) Limited, Taiwan Branch

By:	Tan, Kar-Hor
Title:	General Manager

VAT number:

Address: 17F., No.333, Sec. 2, Dunhua S. Rd., Da’an Dist., Taipei City 106, Taiwan (R.O.C.)

Action Holdings Financial Limited

By:	Mao, Yi-Hsio

Address: 7F., No.311, Sec. 3, Nanjing E. Rd., Songshan Dist., Taipei City 105, Taiwan (R.O.C.)

Tel:02-25455970

Addendum No. 1

1. Law Insurance Broker Company

Representative: Shu-Fen, Li

VAT number: 86300857

Address: 5F., No.311, Sec. 3, Nanjing E. Rd., Songshan Dist., Taipei City 105, Taiwan (R.O.C.)